NEWS RELEASE
Exhibit 99.1
FOR RELEASE: IMMEDIATE
UGATX CORPORATION ADDS DIANE M. AIGOTTI TO BOARD OF DIRECTORS
CHICAGO, IL, October 28, 2016 GATX Corporation (NYSE:GATX) today announced the appointment of Diane M. Aigotti to its Board of Directors. The GATX Board now consists of 10 members, including 9 independent directors.
“Diane’s leadership experience and extensive financial and risk management expertise will be great assets to GATX,” said Brian A. Kenney, chairman, president and chief executive officer of GATX Corporation. She is an excellent addition to our outstanding group of independent directors.”
Ms. Aigotti is Executive Vice President, Managing Director and Chief Financial Officer of Ryan Specialty Group, LLC. Prior to joining Ryan Specialty Group in 2010, Ms. Aigotti spent nearly eight years with Aon plc (f/k/a Aon Corp.), where she served as Senior Vice President, Chief Risk Officer and Treasurer. Earlier in her career, she served as the Vice President of Finance at The University of Chicago Hospitals and Health System and as Budget Director for the City of Chicago. Ms. Aigotti also serves on the board of directors of PrivateBancorp, Inc. where she serves on the Corporate Governance and Business Risk committees of the board. From 2008 to 2015, she served on the board of directors of the Federal Home Loan Bank of Chicago. She received her MBA from the University of Notre Dame and BA in economics and government from St. Mary’s College, Notre Dame, Indiana.
UCOMPANY DESCRIPTION
GATX Corporation (NYSE:GATX) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. As the largest global railcar lessor, GATX has been providing quality railcars and services to its customers for more than 118 years. GATX has been headquartered in Chicago, Illinois, since its founding in 1898. For more information, please visit the Company's website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
Christopher LaHurd
Director, Investor Relations
GATX Corporation
312-621-6228
christopher.lahurd@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

(10/28/16)